UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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BROWN-FORMAN CORPORATION

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OWSLEY BROWN II
CHAIRMAN
June 30, 2006
Dear Brown-Forman Stockholder:
It is my pleasure to invite you to attend our Annual Stockholders Meeting:
Thursday, July 27, 2006
9:30 A.M. (Eastern Daylight Time)
Brown-Forman Conference Center
850 Dixie Highway
Louisville, Kentucky
I hope to see you on July 27. All Class A Stockholders are urged to complete and return to us the enclosed Proxy (voting) Card, whether or not you can attend in person. Your vote is very important to us.

Sincerely,

BROWN-FORMAN CORPORATION 850 DIXIE HIGHWAY, LOUISVILLE, KY 40210

Jack Daniel's
Old No 7 Brand
Country Cocktails

Sonoma-Cutrer

Gentleman Jack

Pepe Lopez

Fontana Candida

Fetzer
Vineyards

Appleton Estate
Since 1749
Jamaica Rum

Jack Daniel's
Old No 7 Brand

Bel Arbor

Michel Picard

Old Forester

Mariah

Canadian Mist

Sundial

Finlandia
Vodka of Finland

Virgin
vines

Bonterra

Tuaca
Liquore Italiano

Amarula

Jekel
Vineyards

Don Eduardo
Tequila

Durbanville Hills

Gala Rouge

Korbel

hartmann

Bolla

Early Times
Kentucky Whisky

Five Rivers

Jack Daniel's
Tennessee Whisky
Single Barrel

Southern Comfort

Woodford Reserve

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS
Brown-Forman Corporation will hold its annual meeting for holders of our Class A Common Stock in the Conference Center at our corporate offices, 850 Dixie Highway, Louisville, Kentucky, at 9:30 A.M., Louisville (Eastern Daylight) time, on Thursday, July 27, 2006.
We are holding this meeting to:
▪	elect a board of thirteen directors to hold office until the next annual stockholders meeting; and

▪	transact any other appropriate business.
Only Class A stockholders of record at the close of business on June 19, 2006 are entitled to vote at the meeting. Holders of Class B Common Stock may attend the meeting but may not vote. We will not close the stock transfer books in advance of the meeting. Class A stockholders may vote either in person or by proxy, which means you designate someone else to vote your shares.
For Class A stockholders, whether or not you plan to attend the meeting, PLEASE:
▪	complete, sign, and date the enclosed proxy card; and

▪	return it promptly in the enclosed envelope.
Submitting a proxy will not affect your right to vote your shares if you attend the meeting in person and decide to vote differently. We are not asking for proxy cards from holders of Class B Common Stock.
We enclose separately a copy of our Annual Report for the fiscal year ended April 30, 2006 for you to review.
Louisville, Kentucky
June 30, 2006
By Order of the Board of Directors
Michael B. Crutcher, Secretary

QUESTIONS AND ANSWERS

Q:	Why am I receiving these materials?

A:	The Board of Directors provides you these materials so that you may cast your vote knowledgeably on the matters being considered at the annual meeting of stockholders of Brown-Forman Corporation. The meeting will take place on July 27, 2006.

Q:	What information is contained in this Proxy Statement?

A:	The information in this Proxy Statement relates to the election of directors at the annual meeting, the voting process, our corporate governance, the compensation of our directors and most highly paid executive officers, and other required disclosures.

Q:	What is the record date and what does it mean?

A:	The Board has set June 19, 2006, as the record date for the annual meeting. Holders of our Class A Common Stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting. If you purchase Class A Common Stock after the record date, you may vote those shares only if you receive a proxy to do so from the person who held the shares on that date.

Q:	May Class B Common Stock vote at the meeting?

A:	Holders of shares of Class B Common Stock are not entitled to vote on any of the matters to be considered at this meeting.

Q:	How will my dividend reinvestment and employee stock purchase plan shares be voted?

A.	Shares of Class A Common Stock held by participants in Brown-Forman’s dividend reinvestment and employee stock purchase plans are included in your other holdings as reflected on the proxy cards.

Q:	What am I voting on?

A:	The only matter to be voted upon this year is the election of our Board of Directors. Class A stockholders may also vote on any other matter that is properly brought before the meeting.

Q:	Who are the nominees for directors?

A:	We have thirteen directors who are standing for election. We describe each director briefly in this Proxy Statement.

Q:	How does the Board recommend I vote?

A:	Our Board recommends that you vote your shares “FOR” each of the nominees to the Board.

Q:	What is the proxy card for?

A:	By completing and signing the proxy card, you authorize the individuals named on the card to vote your shares for you. If you grant a proxy, the person(s) named as proxy holder(s) will also have the discretion to vote your shares on any other matter properly presented for a vote at the meeting. If for any unforeseen reason a director nominee is not available to serve, the persons named as proxy holders may vote your shares for another nominee.

Q:	How many shares must be present or represented to conduct business at the annual meeting?

A:	A majority of the outstanding shares of our Class A Common Stock must be present in person or represented by proxy in order to have a quorum to conduct business at the annual meeting. Shares voted as abstaining from any particular matter will be counted as present for purposes of determining the presence of a quorum.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” for some or all of the nominees.

Q:	What is the voting requirement to elect the directors?

A:	A nominee is elected if he or she receives a majority of the votes cast at the meeting.

Q:	What happens if additional matters are presented at the annual meeting?

A:	We are not aware of any business other than the election of directors to be acted upon at the annual meeting. If you grant a proxy, the person(s) named as proxy holder(s) will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Q:	What is the difference between a “stockholder of record” and a “street name” holder?

A:	If your shares are registered directly in your name with our stock transfer agent, National City Bank, you are considered a stockholder of record and the beneficial owner of those shares. As a stockholder of record, you have the right to grant your voting proxy directly to Brown-Forman Corporation, or to vote in person at the meeting. If your shares are held in a stock brokerage account or by a bank, you are still considered the beneficial owner of those shares, but your shares are said to be held in “street name.” Only stockholders with shares registered directly in their name with our transfer agent may vote in person at the meeting.

Q:	How do I vote if my shares are held in “street name”?

A:	If your shares are held in street name, you will receive a form from your broker seeking instruction as to how your shares should be voted.

Q:	What should I do if I receive more than one set of proxy materials?

A:	It is important that you complete, sign, and date each proxy card and each voting instruction card that you receive because they represent different shares.

Q:	What if I submit a proxy card and then change my mind on how I want to vote?

A:	If you are a stockholder of record, you may change your vote by granting a new proxy bearing a later date, by providing our Corporate Secretary with written notice of revocation of your proxy, or by attending the meeting and casting your vote in person. To change your vote for shares you hold in street name, you will need to follow the instructions in the materials your broker or bank provides you.

Q:	Where can I find the voting results of the annual meeting?

A:	We intend to announce the results at the annual meeting and to issue a press release on the same day as the annual meeting.

Q:	Whom may I call with a question about the annual meeting?

A:	For information about your stock ownership or for other stockholder services, please contact Linda Gering, our Stockholder Services Manager, at 502-774-7690 or Linda_Gering@b-f.com. For information about the meeting itself, please contact Michael B. Crutcher, our Corporate Secretary, at 502-774-7631 or Michael_Crutcher@b-f.com.

INTRODUCTION
This section describes the purpose of this Proxy Statement, who can vote, and how to vote.
Purpose. The Board of Directors of Brown-Forman Corporation is sending you this Proxy Statement to solicit proxies for use at the Annual Stockholders Meeting, which will be held Thursday, July 27, 2006, at 9:30 A.M. Louisville (Eastern Daylight) time at Brown-Forman Corporation, 850 Dixie Highway, Louisville, Kentucky. We are mailing this Proxy Statement and accompanying materials on or about June 30, 2006 to holders of record of our Class A Common Stock at the close of business on June 19, 2006, the record date for our annual meeting. Beginning on June 30, 2006, our employees may solicit proxies by mail, phone, fax, the Internet or in person. We will pay all solicitation costs. We will reimburse banks, brokers, nominees, and other fiduciaries for their reasonable charges and expenses incurred in forwarding our proxy materials to the beneficial owners of our stock held in street name.
The Board requests that you please complete, sign, date and return the enclosed proxy card at your earliest convenience.
Voting Stock. We have two classes of common stock, Class A and Class B. Only holders of Class A Common Stock may vote at this meeting. As of the close of business on the record date, June 19, 2006, we had outstanding 56,870,114 shares of Class A Common Stock.
Voting Rights. If you were a Class A stockholder on June 19, 2006, and the books of our transfer agent reflect your stock ownership, you may cast one vote for each share recorded in your name. You may vote your shares either in person or by proxy. To vote by proxy, please complete, sign, date, and return the enclosed proxy card.
Granting a proxy will not affect your right to vote shares registered in your name if you attend the meeting and want to vote in person. You may revoke a proxy at any time before it is voted by sending our Secretary written notice of your revocation. For any shares you hold in street name, you must submit voting instructions to the street name holder in accordance with the instructions they provide and comply with their directions to revoke those instructions. We will vote all shares represented by effective proxies in accordance with the terms stated in the proxy.
A quorum to conduct business at the meeting consists of a majority of the outstanding Class A shares. To be elected, a director must receive a majority of the votes cast at a meeting at which there is a quorum. Likewise, a majority of the shares represented at the meeting must approve any other matters brought to a vote at the meeting. We will count shares voted as “abstaining” as present for purposes of determining the number of shares represented at the meeting, but as votes “withheld” in the election of a director. If a broker holding your shares in street name indicates to us that he or she lacks discretionary authority to vote your shares, we will not consider your shares as present or voting for any purpose.

ELECTION OF DIRECTORS
This section gives biographical information about our Director nominees.
At the annual meeting, you and our other stockholders will elect thirteen directors. Once elected, a director holds office until the next annual meeting or until his or her successor is elected and qualified, unless he or she first resigns, reaches retirement age, or is removed. The proxy holders will vote the enclosed proxy “FOR” the election of all nominees below, unless you direct them on the proxy card to withhold your vote as to all or some of the nominees. If any nominee becomes unable to serve before the meeting, the persons named as proxies may vote for a substitute.
Here are the director nominees, their ages as of April 30, 2006, the years they began serving as directors, their business experience for the last five years, and their other directorships:

Patrick Bousquet-Chavanne, age 48, director since May 2005. Group President of the Estée Lauder Companies Inc. since July 2001; President of Estée Lauder International, Inc. from 1998 to 2001.

Barry D. Bramley, age 68, director since 1996. Non-Executive Chairman of Lenox, Incorporated (a former subsidiary of Brown-Forman) from 1998 through April 2004; Non-Executive Chairman of Cornwell Parker, PLC, High Wycombe, England from 1998 to 2000; Chairman and Chief Executive Officer of British-American Tobacco Company Ltd., London, England from 1988 to 1996.

Geo. Garvin Brown IV*, age 36, director since May 2006, joined Brown-Forman in 1996. Vice President of Brown-Forman Beverages, Europe, Ltd., Jack Daniel’s Brand Director for Europe, Africa and Eurasia since 2004; Director of the Office of the Chairman and Chief Executive Officer of Brown-Forman Corporation from 2002 to 2004; Corporate Development Analyst, Brown-Forman Corporation from 2001 to 2002.

Martin S. Brown, Jr.*, age 42, director since May 2006. Partner, Adams and Reese LLP, a law firm, since 2005; Partner, Stokes & Bartholomew, P.A. (a predecessor firm to Adams and Reese LLP) since 1999.

*	Directors Owsley Brown II and Dace Brown Stubbs are first cousins. Director Martin S. Brown, Jr. is the nephew of Owsley Brown II. Director Geo. Garvin Brown IV is the nephew of Dace Brown Stubbs.

Owsley Brown II*, age 63, director since 1971, a thirty-eight year employee of Brown-Forman. Our Chief Executive Officer from 1993 until July 2005 and our Chairman since 1995; our President from 1987 to 1995. Other directorships: NACCO Industries, Inc.

Donald G. Calder, age 68, director since 1995. President and Chief Financial Officer of G.L. Ohrstrom & Co., Inc., a private investment firm, since 1997; Vice President of Ohrstrom & Co. from 1996 to 1997; Partner of predecessor partnership, G.L. Ohrstrom & Co. from 1970 to 1996; Chairman and Chief Executive Officer of Harrow Industries from 1997 to 1999. Other directorships: Carlisle Companies Incorporated, Roper Industries, Inc.; Central Securities Corporation.

Sandra A. Frazier, age 33, director since May 2006. Founder and Member, Tandem Public Relations, LLC since 2005; Public Relations Account Manager at Doe Anderson, Inc. from 2002 to 2005; Project Assistant at Schneider and Associates Public Relations from 2000 to 2001. Other directorships: Commonwealth Bank and Trust Company.

Richard P. Mayer, age 66, director since 1994. Former Chairman and Chief Executive Officer of Kraft General Foods North America (now Kraft Foods Inc.) from 1989 to 1996.

Stephen E. O’Neil, age 73, director since 1978. Principal of The O’Neil Group from 1991 to present. Other directorships: Alger American Fund, Inc.; Alger Fund, Inc.; Castle Convertible Fund, Inc.; Spectra Fund, Inc.

Matthew R. Simmons, age 63, director since 2002. Founder and Chairman of Simmons & Company International since 1974; Chief Executive Officer of Simmons & Company International from 1974 through 2005.

William M. Street, age 67, director since 1971. Our former President from November 2000 through September 2003; our Vice Chairman from 1987 to 2000; President and Chief Executive Officer of Brown-Forman Beverages Worldwide (a division of Brown-Forman) from 1994 through 2003. Other directorships: Papa John’s International, Inc.

*	Directors Owsley Brown II and Dace Brown Stubbs are first cousins. Director Martin S. Brown, Jr. is the nephew of Owsley Brown II. Director Geo. Garvin Brown IV is the nephew of Dace Brown Stubbs.

Dace Brown Stubbs*, age 59, director since 1999. Private investor.

Paul C. Varga, age 42, director since 2003, a nineteen year employee of Brown-Forman. Our President and Chief Executive Officer since August 2005; President and Chief Executive Officer of Brown-Forman Beverages (a division of Brown-Forman) from August 2003 through July 2005; Global Chief Marketing Officer for Brown-Forman Spirits from 2000 through 2003.

*	Directors Owsley Brown II and Dace Brown Stubbs are first cousins. Director Martin S. Brown, Jr. is the nephew of Owsley Brown II. Director Geo. Garvin Brown IV is the nephew of Dace Brown Stubbs.

CORPORATE GOVERNANCE
This section describes our corporate governance practices in light of the Sarbanes-Oxley Act of 2002 and the corporate governance rules of the New York Stock Exchange.
Brown-Forman has long believed that good corporate governance is essential to maintaining our integrity in the marketplace and enhancing long-term value for our shareholders. We continually review and refine our corporate governance plan to address the changing regulatory environment and adopt what we believe are “best practices” in our industry. The Board has adopted Corporate Governance Guidelines, which provide a framework for the conduct of the Board’s business and assist the Board in the exercise of its duties. These guidelines include director responsibilities and qualification standards, director compensation, management succession policies and principles, director access to management and, as appropriate, independent advisors, and an annual performance self-evaluation of the Board.
The Company has adopted a Code of Conduct and Compliance Guidelines which sets forth standards of ethical behavior applicable to all Company employees and directors. The Company has a Code of Ethics which applies specifically to our senior financial officers. Each of these governance documents is published on the Company’s website (www.brown-forman.com) and copies are available by writing to our Corporate Secretary, Michael B. Crutcher, 850 Dixie Highway, Louisville, Kentucky 40210 or e-mailing him at Michael_Crutcher@b-f.com.
Our Board and management team are committed to maintaining the highest ethical standards, especially with respect to our financial reporting. We have developed and use an effective financial review process so that our CEO and CFO can certify our quarterly and annual financial reports with confidence. We have established a Disclosure Control Committee comprised of representatives of senior management to oversee the accuracy and timeliness of our public disclosures and the adequacy of our internal controls over financial reporting. We believe that we have an effective corporate compliance program.
Our Board of Directors.
The Board of Directors is the policy-making body that is ultimately responsible for the Company’s financial well-being, business success and ethical climate. Management reports to the Board and is responsible for developing the strategic direction of our business, the success of our brands, and financial and accounting systems that accurately reflect our financial condition. Management proposes to the Board business strategies, including the annual plan for operating and capital expenditures, and major undertakings such as acquisitions and divestitures, which the Board approves and oversees. Our Board currently has the following committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating Committee. The Board and its committees have the power to hire independent advisors, including attorneys and accountants, as they deem appropriate.

Meetings of the Board of Directors and the Audit, Compensation, and Nominating Committees.
The Board held eight meetings during fiscal 2006, two of which were special meetings held by conference telephone call. Owsley Brown Frazier was absent for three regular meetings and one special meeting of the Board of Directors. Matthew Simmons was absent for two regular meetings. Geo. Garvin Brown III was absent for one special telephonic meeting.
During fiscal 2006, the Audit Committee held four regular meetings and two special telephonic meetings, the Compensation Committee held two regular meetings, and the Nominating Committee held eight regular meetings. All committee members attended all committee meetings, except Director Donald Calder missed one Nominating Committee meeting due to a plane delay.
Attendance of Directors at Annual Meeting of Stockholders.
Under a practice in place for many years and adopted formally as a policy by the Board of Directors in 2004, each director is expected to use his or her best efforts to attend the Annual Meeting of Stockholders. All of the then-incumbent directors attended the 2005 Annual Meeting of Stockholders.
Changes to Our Board Since the 2005 Annual Meeting.
Effective May 8, 2006, three members of the fifth generation of the Brown family were elected to the Board of Directors, and each is standing for election at the annual meeting. The new directors are Geo. Garvin Brown IV, Martin S. Brown, Jr. and Sandra A. Frazier.
•	Geo. Garvin Brown IV is a Vice President of Brown-Forman Beverages, Europe, Ltd., and is the Jack Daniel’s Brand Director for Europe, Africa and Eurasia. He holds Master’s Degrees from the London Business School and the University of British Columbia and a Bachelor’s Degree from McGill University.

•	Martin S. Brown, Jr. is a partner in the Nashville office of the law firm of Adams and Reese LLP. He holds a J.D. Degree from Vanderbilt University and a Bachelor’s Degree from Yale University.

•	Sandra A. Frazier is a founding member of Tandem Public Relations, LLC, a public relations firm based in Louisville. She holds a Master’s Degree from Boston University and a Bachelor’s Degree from Hollins College.
Effective May 7, 2006, Owsley Brown Frazier retired from the Board of Directors. Mr. Frazier, who had been a director since 1964 and formerly served as our Vice Chairman, reached the mandatory retirement age for directors on that date. Sandra A. Frazier is Owsley Brown Frazier’s niece.
Geo. Garvin Brown III’s and Ina Brown Bond’s terms as director expire immediately preceding the 2006 Annual Meeting, and neither is standing for re-election. Geo. Garvin Brown III has been a director since 1971. Ina Brown Bond has served on the Board of Directors since 2002. Geo. Garvin Brown IV is the son of Geo. Garvin Brown III. Martin S. Brown, Jr. is Ina Brown Bond’s nephew.

We are a “Controlled Company.”
The Board of Directors has determined that Brown-Forman is “controlled” by the Brown family, despite the absence of a voting agreement. This finding exempts Brown-Forman from the requirement to have a majority of independent directors. The Brown family control group owns substantially more than a majority of the Class “A” voting stock, the vast majority of which has historically voted in favor of the directors proposed by the Board.
Our Independent Directors.
The Exchange rules require the Board to make an annual determination as to which directors are “independent” under the rales. A director qualifies as independent if the board of directors affirmatively determines that the director has no material relationship with the company. While the focus of the inquiry is independence from management, the board is required to broadly consider all relevant facts and circumstances in making an independence determination. The Board has determined that five of our directors are independent according to Exchange standards. These are Directors Patrick Bousquet-Chavanne, Donald G. Calder, Richard P. Mayer, Stephen E. O’Neil, and Matthew R. Simmons. Geo. Garvin Brown IV, Owsley Brown II, and Paul C. Varga are not independent because they are in management. William M. Street is not independent because he was employed by the Company within the past three years. Barry D. Bramley also is not independent because within the past three years he served as Non-Executive Chairman of Lenox, Incorporated, a former Company subsidiary. Geo. Garvin Brown III, Ina Brown Bond and Dace Brown Stubbs are not independent because each has an immediate family member employed by the Company. The Board elected not to make any determination with respect to the independence of Martin S. Brown, Jr. and Sandra A. Frazier.
This is not to suggest that only the five independent directors serve as an effective check upon management. Directors Geo. Garvin Brown IV, Owsley Brown II, Martin S. Brown, Jr., Sandra A. Frazier, and Dace Brown Stubbs, all members of the Brown family, are themselves significant stockholders or exercise significant voting control of Brown-Forman. Each of these individuals has an obvious and deep interest in ensuring the appropriate long term management of the Company. While, for one reason or another, these persons may not meet tests for being “independent,” they nevertheless provide real and effective oversight of management on behalf of all stockholders.
Directors Stephen E. O’Neil, Matthew R. Simmons, and Patrick Bousquet-Chavanne serve on the Compensation Committee of our Board of Directors. As such, each of these individuals is required to satisfy an independence test set forth in regulations adopted under Section 162 of the Internal Revenue Code. Each member of the Compensation Committee satisfies this test. Directors Donald G. Calder and Richard P. Mayer, each of whom served on the Compensation Committee through July 31, 2005, similarly met this test for independence.
Directors Richard P. Mayer, Donald G. Calder, and Stephen E. O’Neil serve on the Audit Committee of our Board of Directors. In order to serve on that Committee, each director must be independent as defined in Section 301 of the Sarbanes-Oxley Act of 2002 and in the regulations issued by the Securities and Exchange Commission under that provision. Each member of the Audit Committee satisfies this test.

Our Audit Committee and Compensation Committee charters are posted on our website (www.brown-forman.com) and are also available by writing to our Corporate Secretary, Michael B. Crutcher, 850 Dixie Highway, Louisville, Kentucky 40210 or e-mailing him at Michael_Crutcher@b-f.com.
Nominating Committee.
The Company has a Nominating Committee made up of four outside directors: Richard P. Mayer (Chairman), Donald G. Calder, Stephen E. O’Neil and Barry D. Bramley. All are considered “independent” under the rules of the New York Stock Exchange except for Mr. Bramley, who, within the past three years, served as the Non-Executive Chairman of a former subsidiary of the Company. The Nominating Committee does not have a charter.
In evaluating candidates for Board membership, the Nominating Committee seeks directors who will represent the best long term interests of all Brown-Forman stockholders. As articulated in the Corporate Governance Guidelines, the Board’s view is that all Brown-Forman directors should possess the highest personal and professional ethics, integrity, and values. The Board also believes that qualities which the Company’s directors ideally should possess include judgment, skill, independence, civility, business courage, lack of possible conflicts of interest, and experience with businesses and other organizations of comparable size or character. The Board does not think every director must have all of these qualities. The Board places significant importance on having Brown family members on the Board.
The Nominating Committee has no policy regarding stockholder-nominated candidates for the Board because the Nominating Committee believes that the processes used to date are appropriate for identifying and selecting future Board members.
At the request of the Brown family, the Nominating Committee solicited interest from younger members of the Brown family in serving on the Board of Directors. With the assistance of an outside executive search firm (which was compensated for these services), the Committee reviewed the qualifications of interested family members and conducted personal interviews. Based upon that process, the Committee recommended to the Board the nomination of Geo. Garvin Brown IV, Martin S. Brown, Jr. and Sandra A. Frazier. All three were elected to fill vacancies on the Board and are standing for election.
The Nominating Committee will continue to serve this function on behalf of the Board.
Mandatory Retirement for Our Directors.
Our By-laws provide that a director may serve on the Board through his or her 70th year, and may continue to serve if the Board finds that such service would significantly benefit Brown-Forman. The Board must make this decision without the participation of the director involved and upon approval of two-thirds of the remaining Board members.
The Board has determined that Stephen E. O’Neil’s continued service as a director is a significant benefit to Brown-Forman. Thus, the Board requested and Mr. O’Neil agreed to stay on the Board and stand for re-election.

Executive Sessions of Our Non-Management and Our Independent Directors.
The Exchange requires non-management directors to meet at regularly scheduled executive sessions without management. Our non-management directors held such a meeting in fiscal 2006. A majority of the directors in attendance selected a presiding director for the meeting.
The Exchange also requires companies whose group of non-management directors includes directors who are not “independent” within the Exchange rules to hold an executive session of just the independent directors at least once a year. Our independent directors had one such meeting in fiscal 2006.
Charitable Giving.
The Exchange requires us to disclose certain charitable contributions the Company has made to charities with which one of our independent directors serves as an executive officer. We have made no charitable contributions that require disclosure under this rule.
Our Equity Compensation Plans.
We maintain the 2004 Omnibus Compensation Plan for our employees and our non-employee directors. This plan provides for equity-based compensation that includes stock options, stock appreciation rights (SARs), and restricted stock awards that are disclosed each year in the Proxy Statement. One element of the recent corporate scandals has been the repricing of options/SARs to allow executives to benefit even as the stock price has fallen. We never repriced options under our previous plans, and the 2004 Omnibus Compensation Plan specifically prohibits the practice (section 3.1(b)). Another element of the corporate governance debate has been the accounting disclosure of the effect of options/SARs and whether they should be expensed when granted. We adopted FASB 123R in the fourth quarter of 2005 and began expensing employee stock options/SARs. Prior periods were adjusted to reflect this change, and all appropriate financial statements in the Company’s 2006 Annual Report reflect this change.
How Can You Communicate With Our Board of Directors?
Brown-Forman stockholders and other interested parties may communicate with Brown-Forman’s directors, including the non-management directors as a group, by sending written communications to the Corporate Secretary, at 850 Dixie Highway, Louisville, Kentucky 40210 or by e-mail at Michael_Crutcher@b-f.com. Copies of written communications received at such address will be provided to the individual director or group of directors to whom they are addressed, and copies of such communications will be provided to all other directors; provided, however, that any such communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of the communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications on matters not normally considered at a Board level or communications that relate to irrelevant topics.

STOCK OWNERSHIP
This section describes (a) people who own beneficially 5% or more of our voting stock and (b) how much stock our directors and executive officers own. Under the SEC’s definition of “beneficial ownership,” some shares are considered to be owned by more than one person and are therefore counted more than once.
Voting Stock Owned By “5% Beneficial Owners.” This table shows each “beneficial owner” of more than 5% of our Class A Common Stock, our only class of voting stock, as of April 30, 2006. The Securities and Exchange Commission defines “beneficial ownership” to include shares over which a person has sole or shared voting or investment power, as well as all shares underlying options or stock appreciation rights that are exercisable within sixty days. Under this definition, “beneficial owners” may or may not receive an economic benefit (such as receiving either dividends or sale proceeds) from the shares attributed to them. Using this definition, some shares shown below are owned by more than one person. Some “beneficial owners” share voting and investment powers as members of advisory committees of certain trusts of which corporate fiduciaries are the trustees. Counting each share only once, the aggregate number of shares of Class A Common Stock beneficially owned by the people in this table is 40,303,855 shares, or 70.92% of the outstanding shares of that class.

	Amount and Nature of “Beneficial Ownership”
			Total Sole and
	Sole Voting and	Shared Voting and	Shared Voting and	Percent of
Name and Address	Investment Power	Investment Power	Investment Power	Class
Owsley Brown II 850 Dixie Highway Louisville, Kentucky 40210	653,002	12,085,986	12,738,988	22.4%

Ina Brown Bond 8215 West U.S. Highway 42 Skylight, Kentucky 40026	1,866,749	7,883,132	9,749,881	17.2%

W. L. Lyons Brown, Jr. 501 So. Fourth Avenue Louisville, Kentucky 40202	1,024,038	7,489,297	8,513,335	15.0%

Owsley Brown Frazier 829 W. Main Street Louisville, Kentucky 40202	760,214	5,289,221	6,049,435	10.6%

J. McCauley Brown 850 Dixie Highway Louisville, Kentucky 40210	257,542	5,888,902	6,146,444	10.8%

	Amount and Nature of “Beneficial Ownership”
			Total Sole and
	Sole Voting and	Shared Voting and	Shared Voting and	Percent of
Name and Address	Investment Power	Investment Power	Investment Power	Class
Geo. Garvin Brown III 6009 Brownsboro Park Blvd., Suite B Louisville, Kentucky 40207	104,018	5,578,874	5,682,892	10.0%

Laura Lee Brown 710 West Main Street, Suite 201 Louisville, Kentucky 40202	63,853	5,580,837	5,644,690	9.9%

Laura Frazier 3115 Arden Road Louisville, Kentucky 40222	58,532	5,289,221	5,347,753	9.4%

Jean W. Frazier 4810 Cherry Valley Road Prospect, Kentucky 40059	276,110	4,888,985	5,165,095	9.1%

Sandra A. Frazier 815 West Market Street, #705 Louisville, Kentucky 40202	13,456	4,888,985	4,902,441	8.6%

Alanson B. Houghton 60 East 42nd Street, Suite 3410 New York, New York 10165	0	4,888,985	4,888,985	8.6%

Martin S. Brown, Sr. 5214 Maryland Way, Suite 405 Brentwood, Tennessee 37027	0	3,536,286	3,536,286	6.2%

Garvin Brown Deters 710 West Main Street, Suite 201 Louisville, Kentucky 40202	0	3,119,202	3,119,202	5.5%

Campbell P. Brown 1200 Abernathy Road, NE, Suite 100 Atlanta, Georgia 30328	0	3,087,453	3,087,453	5.4%

Laura Lee Gastis 710 West Main Street, Suite 201 Louisville, Kentucky 40202	0	3,039,544	3,039,544	5.4%

Geo. Garvin Brown IV Regent Arcade House 19-25 Argyll Street London, W1F 7TS United Kingdom	0	2,997,744	2,997,744	5.3%

	Amount and Nature of “Beneficial Ownership”
			Total Sole and
	Sole Voting and	Shared Voting and	Shared Voting and	Percent of
Name and Address	Investment Power	Investment Power	Investment Power	Class
Dace Brown Stubbs 135 Sago Palm Road Vero Beach, Florida 32963	2,000	2,885,323	2,887,323	5.1%

Marshall Farrer 850 Dixie Highway Louisville, Kentucky 40210	110	2,885,323	2,885,433	5.1%

Dace Polk Maki PO Box 91206 Louisville, Kentucky 40291	0	2,885,323	2,885,323	5.1%

Stock Owned by Directors and Executive Officers. The following table shows the “beneficial ownership” as of April 30, 2006, by each director nominee, by each executive officer named in the Summary Compensation Table on page 29, and by all directors and executive officers as a group, of our Class A and Class B Common Stock. Some shares shown below are owned by more than one person. However, in computing the aggregate number of shares and percentages owned by all directors and executive officers as a group, which includes shares owned by persons not named in the table, we counted each share only once.

	Class A Common Stock						Class B Common Stock
	Voting & Investment				Sole & Shared Voting &						Sole & Shared
	Power				Investment Power		Investment Power				Investment Power
						% of						% of
Name	Sole		Shared		Total	Class	Sole		Shared		Total	Class
James L. Bareuther	7,508	(1)	0		7,508	*	84,678	(1),(2)	0		84,678	*
Ina Brown Bond	1,866,749		7,883,132		9,749,881	17.2%	21,853		10,324,022		10,345,875	15.8%
Patrick Bousquet-Chavanne	0		0		0	*	5,471	(2)	0		5,471	*
Barry D. Bramley	200		2,000		2,200	*	41,257	(2)	0		41,257	*
Geo. Garvin Brown III	104,018		5,578,874		5,682,892	10.0%	38,851	(2)	0		38,851	*
Geo. Garvin Brown IV	0		2,997,744		2,997,744	5.3%	4,794	(2)	0		4,794	*
Martin S. Brown, Jr.	75,618		1,259,497	(3)	1,335,115	2.4%	1,514		2,030,758	(3)	2,032,272	3.1%
Owsley Brown II	653,002		12,085,986		12,738,988	22.4%	408,286	(2)	11,260,721		11,669,007	17.8%
Donald G. Calder	12,000		12,000		24,000	*	22,135	(2)	0		22,135	*
Michael B. Crutcher	21,392	(1)	0		21,392	*	39,014	(1),(2)	0		39,014	*
Sandra A. Frazier	13,456		4,888,985		4,902,441	8.6%	1,638		0		1,638	*
Richard P. Mayer	6,000		0		6,000	*	28,135	(2)	0		28,135	*
Stephen E. O’Neil	0		0		0	*	25,275	(2)	1,000	(4)	26,275	*
Matthew R. Simmons	10,000		35		10,035	*	21,453	(2)	0		21,453	*
William M. Street	1,121,098		552,276		1,673,374	2.9%	203,263	(2)	0		203,263	*
Dace Brown Stubbs	2,000		2,885,323		2,887,323	5.1%	30,405	(2)	0		30,405	*
Paul C. Varga	17,173	(1)	0		17,173	*	61,203	(1),(2)	0		61,203	*
Phoebe A. Wood	4,257	(1)	0		4,257	*	76,425	(1),(2)	0		76,425	*
All Directors and Executive Officers as a Group(5)	3,814,305		25,851,535		29,665,840	52.2%	1,166,728		14,424,227		15,590,955	23.8%

*	Less than 1%.

(1)	Includes restricted stock; restricted stock may not be sold before vesting and is subject to further vesting requirements.

(2)	Includes stock options (options) and stock appreciation rights (SARs) which are exercisable as of June 29, 2006 (60 days after April 30, 2006) as follows: James L. Bareuther — 79,462 options; Patrick Bousquet-Chavanne — 440 options, 5,071 SARs; Barry D. Bramley — 34,186 options, 5,071 SARs; Geo. Garvin Brown III — 31,104 options, 5,071 SARs; Geo. Garvin Brown IV — 1,536 options; Owsley Brown II — 405,928 options; Donald G. Calder — 19,404 options, 2,731 SARs; Michael B. Crutcher — 27,852 options; Richard P. Mayer — 19,404 options, 2,731 SARs; Stephen E. O’Neil —22,544 options, 2,731 SARs; Matthew R. Simmons — 10,382 options, 5,071 SARs; William M. Street — 201,132 options, 2,731 SARs; Dace Brown Stubbs — 27,674 options, 2,731 SARs; Paul C. Varga — 53,616 options; and Phoebe A. Wood — 71,186 options.

(3)	Includes 30 shares of Class A Common Stock owned by Mr. Brown’s wife and 8,690 shares of Class A Common Stock and 1,200 shares of Class B Common Stock owned in trusts for the benefit of Mr. Brown’s children. Mr. Brown disclaims beneficial ownership of these shares.

(4)	Owned by The O’Neil Foundation, of which Mr. O’Neil is President. Mr. O’Neil disclaims beneficial ownership of these shares.

(5)	In computing the aggregate number of shares and percentages owned by all directors and executive officers as a group, which includes shares owned by persons not named in the table, we counted each share only once.
Section 16(a) Beneficial Ownership Reporting Compliance. Executive officers, directors, and “beneficial owners” of more than 10% of our Class A Common Stock must file reports of ownership and changes in ownership of our stock pursuant to Section 16(a) of the Securities Exchange Act of 1934. We have reviewed the reports and written representations we received from these persons. Based solely on that review, we believe that during fiscal 2006 these persons reported all transactions on a timely basis, except: Stephen E. O’Neil did not report in a timely fashion the acquisition of 2,731 SARs for Class B Common Stock; Matthew R. Simmons did not report in a timely fashion the acquisition of 5,071 SARs for Class B Common Stock; and Patrick Bousquet-Chavanne did not report in a timely fashion the acquisition of 440 stock options for Class B Common Stock.

AUDIT COMMITTEE
This section is a report from the Audit Committee of the Board of Directors. It explains the role of the Audit Committee and sets forth the fees paid to our independent auditor.
Audit Committee Report
Composition. The Audit Committee consists of three non-employee directors, Mr. Mayer (Chairman), Mr. O’Neil, and Mr. Calder. The Board has determined that each Committee member meets the standards of the Securities and Exchange Commission and the New York Stock Exchange (the “Exchange”) to be considered an “independent director.” In addition, the Board has also found that each member is “financially literate” and meets Exchange standards to serve on our Audit Committee. The Board has also determined that while more than one member of the Company’s Audit Committee qualifies as an “audit committee financial expert” under Item 401(h) of Regulation S-K, Mr. Mayer is the designated audit committee financial expert. Mr. O’Neil also sits on the audit committees of more than three other public companies. Our Board has determined that his service on other audit committees does not impair, but indeed enhances, his ability to sit on our Audit Committee.
Function. The Committee has a Charter, which is reviewed annually and was last amended by the Board on March 25, 2004. The Charter describes what the Committee does and meets the standards of the Securities and Exchange Commission and the Exchange. You can review the Charter on the Company’s website, www.brown-forman.com. The Committee has retained PricewaterhouseCoopers (the “independent auditor”) to perform the audit. The independent auditor reports directly to the Committee. The Audit Committee has authority to retain independent legal, accounting or other advisors at the Company’s expense.
As described more fully in its Charter, the Committee monitors and oversees the financial reporting process, the system of internal controls, the audit process, and the Company’s program for legal and regulatory compliance. To place the Committee’s role in perspective, management is responsible for the Company’s internal controls, the financial reporting process, and the Company’s compliance. The independent auditor is responsible for performing an audit of the Company’s financial statements in accordance with generally accepted accounting principles and issuing a report on its audit. The independent auditor also issues a report on the effectiveness of the Company’s internal control over financial reporting and management’s assessment of internal control over financial reporting. The Committee reviews the work of management and has direct responsibility for retention of the independent auditor on behalf of the Board of Directors.
The Committee also considers reports from the Company’s internal audit department, which investigates the adequacy of internal controls. The Committee reviews reports from the Company’s legal department on compliance with the Company’s internal Code of Conduct and with laws and regulations.
The Committee met six times throughout the year, during which the committee members had discussions with management and the independent auditor. Management has represented to the

Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee discussed those statements and the Company’s system of internal controls with management and the independent auditor, including discussions with the independent auditor in executive session with representatives of management excluded.
The Committee discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and No. 90 (Audit Committee Communications). The independent auditor gave to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee discussed with the independent auditor its independence and ability to conduct the audit. The Audit Committee has determined that the provision of the non-audit services described below is compatible with maintaining auditor independence.
Fees Paid to Independent Auditor.
The following table shows the fees that the Company paid or accrued for the audit and non-audit services provided by PricewaterhouseCoopers for fiscal years 2005 and 2006.

	2005		2006
Audit Fees	$2,124,700	(1)	$977,400
Audit-Related Fees	105,200		277,000
Tax Fees	272,400		64,900	(2)

Total	$2,502,300		$1,319,300

(1)	This amount replaces and corrects the amount of $2,081,000 which appeared in our 2005 Proxy Statement.

(2)	Amount includes $29,900 (46% of Tax Fees) approved by the Audit Committee in accordance with Rule 2-01 of Regulation S-X.
Audit Fees. This category includes the audit of the Company’s annual financial statements, attestation services relating to the report on internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, review of financial statements included in the Company’s Form 10-Q Quarterly Reports, advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and statutory audits where those are required by foreign jurisdictions.
Audit-Related Fees. This category consists principally of advisory services related to the Company’s preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002, dealing with adequacy of the Company’s system of internal controls, acquisition/divestiture activities, and audits of employee benefit plans.
Tax Fees. This category consists principally of tax return preparation for expatriate employees and tax advice and returns for foreign subsidiaries.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor. The Audit Committee approved the fiscal 2006 audit and non-audit services provided by PricewaterhouseCoopers. The non-audit services approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditor’s independence.

The Audit Committee pre-approves both the type of service to be provided by PricewaterhouseCoopers and their estimated fees. In addition, the Committee must pre-approve PricewaterhouseCoopers rendering personal financial and tax advice to any of the Company’s designated Executive Officers. During the approval process, the Audit Committee considers the impact of the types of services on the independence of the auditor. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC rules and regulations. Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.
Conclusion. Based on the foregoing, we recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ending April 30, 2006.

Richard P. Mayer, Chairman	Donald G. Calder	Stephen E. O’Neil

EXECUTIVE COMPENSATION
This section is a report from the Compensation Committee of the Board of Directors. The report explains our compensation philosophy, how compensation decisions are made for our most senior executives, and how we comply with Internal Revenue Code Section 162(m) (which governs our ability to deduct for tax purposes compensation to our most highly paid officers).
Compensation Committee Report
This report sets forth the Company’s compensation programs for executive officers and details compensation for the Chairman and for the Chief Executive Officer for fiscal 2006.
The Compensation Committee at the beginning of fiscal 2006, when executive compensation matters for fiscal 2006 were being considered, consisted of three non-employee directors, Mr. O’Neil (Chairman), Mr. Calder and Mr. Mayer, each of whom qualified as an independent director under the New York Stock Exchange listing standards. Effective August 1, 2005, as part of the Company’s restructuring of committees and committee members, Mr. Calder and Mr. Mayer were replaced by Mr. Simmons and Mr. Bousquet-Chavanne, each of whom is a non-employee director and each of whom qualifies as an independent director under the New York Stock Exchange listing standards. Mr. O’Neil remained Chairman of the Committee throughout fiscal 2006. The Board of Directors has delegated to the Compensation Committee the responsibility to oversee the compensation of the Company’s directors and officers. The Committee sets the overall direction of the Company’s pay programs for all salaried employees.
Committee Charter. The Board of Directors has adopted a Compensation Committee Charter, a copy of which is posted on the Company’s corporate web-site, www.brown-forman.com. Among other things, the Committee’s charter requires that each Committee member be independent of management, that the Committee is empowered to hire its own advisors, and that the Committee will conduct an annual self-evaluation of its performance.
The primary goals of the Company’s pay programs are to:
•	attract, retain, and motivate talented and diverse employees within a culture that values integrity, respect, trust, teamwork, and excellence;

•	support business strategies that promote growth in brand equity, earnings and total shareholder return over the long-term;

•	encourage a pay for performance environment through the use of pay at risk subject to the achievement of short-term and long-term goals; and

•	provide linkage to shareholders through the use of equity-based awards.

To ensure that the Company’s compensation programs are providing appropriate levels of pay, the Committee uses surveys of manufacturing and consumer products companies that include companies with which we may compete for executive talent, companies of comparable size, and companies that are recognized for their brand leadership. These surveys provide salary and bonus data from many companies, including Coca-Cola, Diageo, H. J. Heinz, Hershey Foods Corporation, Fortune Brands, and Wm. Wrigley Corporation.
In cooperation with management’s Compensation and Benefits Committee (formerly the Management Compensation Review Committee), the Committee applies the Company’s pay philosophy to the Company’s senior executives, who are referred to as Executive Officers. During fiscal 2006, the Executive Officer group was divided into three sub groups:
•	the Chairman, Owsley Brown II;

•	the Chief Executive Officer, Paul Varga; and

•	all other Executive Officers
The Committee sets the salary and administers the short-term and long-term bonuses for Messrs. Brown and Varga. The Committee shares responsibility with the Compensation and Benefits Committee for the compensation of all other Executive Officers. The Committee sets goals and determines the achievement of the short-term and long-term bonuses for Executive Officers, while the Compensation and Benefits Committee determines their base salaries.
The Compensation Committee met twice in fiscal 2006. The Committee’s compensation philosophy is to set total compensation at a level that is somewhat above the mid-market level, with the ability to attain third quartile or top quartile total compensation if business performance exceeds targeted goals (or conversely to receive below market compensation for periods of business underperformance). In reviewing compensation, the Committee evaluates a number of factors, including the recommendations from the Compensation and Benefits Committee based on market survey data, the individual performance of the executive, any change or evolution of duties, and any other unusual circumstances that would suggest appropriate adjustments to incentive compensation.
Compensation in General. There are three major elements to the Company’s overall pay program: base salary, annual short-term bonus and long-term incentives that include both equity and cash elements. An overview of each of the three major elements follows.
Base Salary. Each year the Committee determines the base salary for the Chairman and for the Chief Executive Officer and reviews the salaries of the Executive Officers reporting to the Chairman or Chief Executive Officer.
Annual Short-Term Bonus. The short-term bonus is paid in cash. The Company provides annual incentive opportunities based on the achievement of short-term financial, business, and strategic results supporting the sustainable growth of our brands. Target short-term bonus opportunities are set at the beginning of each year for each executive, along with goals that define the relationship between potential payments and performance. For fiscal 2006, goals for short-term bonus were based on individual, business unit, brand, and corporate performance. The factors used to evaluate business unit, brand, and corporate financial performance are generally based on some aspect of income generation and/or asset management, while individual performance goals vary by unit and function. For those executives whose compensation is subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code, annual incentive awards are based on business unit and corporate financial performance goals.
Long-Term Incentives
The long-term bonus is initially determined in cash, but can be delivered via three different elements: stock appreciation rights, restricted stock, and long-term cash units based on three-year business performance. The 2004 Omnibus Compensation Plan approved by shareholders at the 2004 Annual Meeting enables the Company to grant various forms of equity awards denominated in the Company’s common stock, as well as other performance-based, long-term incentives denominated in cash or units convertible to cash. Long-Term incentives are intended to focus executives on the long-term growth of our business, as opposed to making short-term decisions that produce benefits in a specific year. We want employees to make the right decisions over a number of years to grow our brands while increasing shareholder returns. Target long-term bonus opportunities are set at the beginning of each year for each executive, and then divided into the long-term elements currently being utilized.
•	Stock-settled Stock Appreciation Rights. Prior to fiscal 2006, the Committee granted non-qualified stock options. Beginning in fiscal 2006, the Committee began granting stock-settled stock appreciation rights (SARs) to senior executives by converting a portion of their target long-term opportunity (originally designated as cash) through the use of a Black-Scholes pricing model. In essence, executives are “purchasing” SARs with dollars that would otherwise be denominated as a long-term cash incentive. These SARs are not exercisable until the end of the third fiscal year after the grant, and are exercisable for seven fiscal years thereafter. Not more than half of any executive’s total long-term bonus opportunity is converted to a combination of SARs and restricted stock. To minimize dilution, stock to cover exercises is generally purchased from other shareholders.

•	Restricted Stock. The Committee grants performance-based restricted stock to further align the interests of senior executives with those of the Company’s shareholders. These incentives are initially denominated in cash for a one-year performance period, with the resulting performance-adjusted cash being converted into shares that are restricted from sale for a multi-year period and forfeitable should the executive voluntarily terminate employment. Not more than half of any senior executive’s total long-term bonus opportunity is converted to a combination of restricted stock and SARs.

•	Long-Term Cash Units. The third element of long-term incentives is a cash bonus opportunity, with awards based on three years’ performance against business goals.
Compensation of the Chairman and Chief Executive Officer — Overview. In fiscal 2006, the Company split the duties of Chairman and Chief Executive Officer into two separate and distinct roles:

•	A Chief Executive Officer of Brown-Forman Corporation, reporting to the Board, who is the highest ranking decision maker in management. The CEO is responsible to the Board for carrying out the Company’s business strategy and achieving the Company’s financial goals.

•	A Chairman of Brown-Forman Corporation, who is an employee of the Company, and who is the chief advocate of the long-term interests of all of the shareholders. The Chairman reports to the Board on matters concerning the long-term interests of shareholders.
The following “Projected Target Compensation” table shows the fiscal 2006 compensation of the Chairman and the CEO that was set by the Committee on a “target” basis; that is, fiscal 2006 salary, the annual bonus that would be paid for fiscal 2006 performance if we attain targeted performance goals, and the targeted dollars used to determine the initial value of long-term incentives (even though those long-term incentives will be earned through various incentives over a period of years), along with the expected fiscal 2006 cash cost of benefits and expected cost of available perquisites (whether or not fully utilized).
PROJECTED TARGET COMPENSATION
FOR FISCAL 2006

	Mr. Varga,	Mr. Brown,
Pay Element	CEO	Chairman
Salary(1)	$801,000	$959,600
Fiscal 2006 Annual Bonus at Target(1)	624,383	957,273
Fiscal 2006-2008 LT Cash Bonus at Target(1)	605,685	658,151
Stock Appreciation Right Award Value(1)	0	0
Restricted Stock Award Value at Target(1)	605,685	0
SUBTOTAL– Direct Compensation	$2,636,753	$2,575,024
Pension(2)	61,427	108,896
Co. Paid Soc. Security & Medicare Tax(2)	33,287	61,643
Dividends on Restricted Stock	21,671	None
401K Company Match(2)	10,500	10,500
Co. Paid Medical, Life, Dental, LTD(2)	11,912	9,623
Financial Planning Perquisite (Available)	4,000	4,000
Company Leased Car	19,000	None
GRAND TOTAL	$2,798,550	$2,769,686

(1)	Mr. Varga assumed the position of CEO effective August 1, 2005. Amounts for the fiscal year are comprised of a proration between compensation that was in effect through July 31, 2005, and revised compensation effective August 1, 2005.

(2)	Messrs. Varga and Brown participate in the same group benefits offered other salaried employees. Amounts shown above are Company contributions per the most recent Pay & Benefits Statement distributed to employees.

Compensation of the Chief Executive Officer. In setting the pay of the CEO, the Committee considers the pay philosophy of the Company, pertinent survey data, the experience and performance of the incumbent, and the performance of the Company. This year the Committee also considered that Mr. Varga was being promoted to the position of CEO.
Salary for the CEO. Effective August 1, 2005, which is the normal annual date for executive salary adjustments, the Committee increased Mr. Varga’s salary to $850,000, a combined merit increase, promotional increase for promotion to CEO, and market adjustment increase of 32% over his prior salary. Because this increase was effective beginning in the fourth month of the fiscal year, fiscal 2006 salary is $801,000.
Annual Bonus for the CEO. With respect to short-term bonus, during fiscal 2006 two events occurred:
(1)	payment of fiscal 2005 bonus was made very early in fiscal 2006 in the amount of $800,000, which was an amount above target produced by the excellent fiscal 2005 performance of the Company against pre-set operating income goals; and

(2)	the target amount of bonus for fiscal 2006 was designated as $624,383, tied to the attainment of fiscal 2006 operating income goals set by the Committee at the beginning of fiscal 2006.
Long-Term Incentives for the CEO. With respect to long-term bonus, during fiscal 2006, several events occurred:
(1)	payment of the cash unit cycle which began May 1, 2002 and ended April 30, 2005 was made very early in fiscal 2006 in the amount of $362,168. This amount was above target because of Company performed in excess of the three-year operating income goals set in at the beginning of the performance period.

(2)	the target amount of cash unit bonus for fiscal 2006 was designated as $605,685 tied to the attainment of three-year operating income goals for fiscal years 2006 through 2008 set by the Committee at the beginning of fiscal 2006.

(3)	the Company granted Mr. Varga a Restricted Stock Award of $605,685. Under this award, the amount of $605,685 is adjusted for operating income performance during fiscal 2006 and converted into shares of Brown-Forman Corporation Class A common stock that are restricted from sale or transfer through April 30, 2010.
CEO’s Total Compensation. As a result of these compensation actions, Mr. Varga’s fiscal 2006 total “Direct Compensation” is targeted to be $2,636,753 assuming all bonus targets for the Company are met, including the target value for long-term incentives that will be earned over future years. Because of Mr. Varga’s recent entry into this position, the compensation is slightly below the median of the survey data. Mr. Varga’s actual compensation will vary from this amount, up or down, depending upon the actual performance of the Company. Please see the Summary Compensation Table on page 29 for actual compensation paid to Mr. Varga for fiscal 2006.

Compensation of the Employee-Chairman . The term “Employee Chairman” indicates that our Chairman remains both an active executive employee of the Company as well as Chairman of the Board. In setting the pay of the Chairman, the Committee considers the pay philosophy of the Company, pertinent survey data, the experience and performance of the incumbent, and the performance of the Company. This year the Committee also considered the Chairman’s decreased workload as a result of splitting the roles of CEO and Chairman. Because of this decrease in workload, the Company appropriately reduced Mr. Brown’s targeted fiscal 2006 compensation as Chairman by 30% from the compensation he would have otherwise received as both Chairman and CEO.
Salary for the Chairman. Effective August 1, 2005, which is the normal annual date for executive salary adjustments, the Committee decreased Mr. Brown’s salary to $950,000. Because this decrease was effective beginning in the fourth month of the fiscal year, fiscal 2006 salary is $959,600.
Annual Bonus for the Chairman. With respect to short-term bonus, during fiscal 2006 two events occurred:
(1)	payment of fiscal 2005 bonus was made very early in fiscal 2006 in the amount of $1,750,000, which was an amount above target produced by the excellent fiscal 2005 performance of the Company against pre-set operating income goals; and

(2)	the target amount of bonus for fiscal 2006 was designated as $957,273, tied to the attainment of fiscal 2006 operating income goals set by the Committee at the beginning of fiscal 2006.
Long-Term Incentives for the Chairman. With respect to long-term bonus, during fiscal 2006, several events occurred:
(1)	payment of the cash unit cycle which began May 1, 2002 and ended April 30, 2005 was made very early in fiscal 2006 in the amount of $1,129,490. This amount was above target because of Company performance in excess of the three-year operating income goals set at the beginning of the performance period.

(2)	the target amount of cash unit bonus for fiscal 2006 was designated as $658,151 tied to the attainment of three-year operating income goals for fiscal years 2006 through 2008 set by the Committee at the beginning of fiscal 2006.

(3)	no equity awards were granted to Mr. Brown for fiscal 2006.
Chairman’s Total Compensation. As a result of these compensation actions, Mr. Brown’s fiscal 2006 total “Direct Compensation” is targeted to be $2,575,024 assuming all bonus targets for the Company are met, including the target value for long-term incentives that will be earned over future years, and using annualized salary at the August 1, 2005 decrease date. Mr. Brown’s actual compensation will vary from this amount, up or down, depending upon the actual performance of the Company. Please see the Summary Compensation Table on page 29 for actual compensation paid to Mr. Brown for fiscal 2006.

Compliance with Tax Law Limits on Deductibility of Compensation. Internal Revenue Code Section 162(m) limits to $1 million the amount of annual compensation an employer may deduct when paid to a Named Executive Officer (those Executive Officers shown on the Summary Compensation Table). The law does, however, allow employers to deduct compensation over $1 million if it is “performance based” and paid under a formal compensation plan that meets the Code’s requirements. The Company took appropriate steps in setting goals under the Company’s 2004 Omnibus Compensation Plan to assure the deductibility of all compensation paid to Named Executive Officers. The Committee expects the Company to be able to deduct all fiscal 2006 compensation.
Conclusion. The Committee believes that its overall executive compensation program has been successful in providing competitive compensation to attract and retain highly qualified executives, while at the same time encouraging a performance level that creates additional shareholder value.

Stephen E. O’Neil, Chairman	Matthew R. Simmons	Patrick Bousquet-Chavanne

This section contains charts that show the amount of compensation earned by our Named Executive Officers.
Summary Compensation Table

		Annual		Long Term
		Compensation		Compensation
				Awards		Payouts
					Class B
					Shares
				Restricted	Underlying	Long Term	All Other
	Fiscal Year			Stock	Options/	Incentive	Compen-
	Ended	Salary	Bonus(1)	Award(s)	SARs(2)	Payments(3)	sation(4)
Name and Principal Positions	April 30,	($)	($)	($)	(#)	($)	($)
Owsley Brown II	2006	959,600	1,732,665	0	0	4,495,542	14,370
Chairman of the Board	2005	980,256	1,750,000	0	63,381	2,987,621	12,970
	2004	940,664	922,064	0	79,210	544,725	13,360
Paul C. Varga	2006	801,000	1,130,134	1,096,290	0	782,022	32,620
President and Chief Executive Officer	2005	603,333	800,000	800,000	0	362,168	27,958
	2004	425,750	248,000	297,600	9,416	163,494	25,180
Phoebe A. Wood	2006	547,942	434,400	199,100	8,581	552,575	31,400
Executive Vice President and Chief	2005	515,916	460,000	200,000	14,085	511,146	25,728
Financial Officer	2004	492,396	265,465	148,955	14,500	226,098	211,180
James L. Bareuther	2006	501,917	414,128	332,055	9,541	894,871	30,945
Executive Vice President and Chief	2005	467,250	440,000	352,800	11,043	692,572	25,538
Operating Officer, Brown-Forman Beverages	2004	425,631	236,971	204,600	13,278	290,294	25,430
Michael B. Crutcher	2006	467,825	432,952	268,242	0	1,270,583	31,165
Vice Chairman, General Counsel and	2005	448,300	460,000	285,000	0	632,799	25,540
Secretary	2004	417,083	265,466	169,447	0	471,583	28,764
We award up to 50% of long term bonus compensation as stock options/SARs and/or restricted stock, with the balance in cash to be paid at the end of each three-year performance period (it will then appear on this table as a long term compensation payout). Stock option/SAR and restricted stock values can increase or decrease; the present values (as of the grant date) of the stock option/SAR awards in the Long Term Compensation Awards column appear in the table on page 30. Restricted stock information appears in the table on page 30.

(1)	Represents cash payments under the annual incentive plan.

(2)	The Company began issuing stock-settled stock appreciation rights (SARs) in fiscal 2006. Prior to fiscal 2006, the Company issued non-qualified stock options.

(3)	Represents cash payments under the long term incentive plan and value realized by exercise of stock options.

(4)	Represents our contributions to the Savings Plan; our payment of group term life insurance premiums on behalf of the Named Executive Officers; our cost of providing leased Company automobiles to Named Executive Officers other than Mr. Brown; for Ms. Wood, a delayed signing bonus paid in 2004; for Mr. Varga in 2005, Mr. Crutcher in 2004 and 2006, Mr. Bareuther in 2006, and Ms. Wood in 2006, the Company’s reimbursement under its financial planning perquisite.

Restricted Stock Grants Relating to Fiscal 2006.
The Omnibus Compensation Plan provides the ability to deliver long term incentives as restricted stock awards. Awards are based on performance against corporate or business unit goals, and are expressed as a dollar amount that is converted to a number of restricted shares using the closing stock price for Class A Common Stock as of the date of the award. Generally, restricted shares may not be sold, exchanged, transferred, pledged or otherwise disposed of during the restriction period specified by each award agreement.
In early June 2006, we awarded approximately 41,000 shares of restricted stock to selected key executives with respect to fiscal 2006 performance. The table below summarizes grants to the Named Executive Officers.

		Vested During Year		Outstanding End of Year
	Shares	Number of		Number of
Name	Awarded	Shares	Value	Shares	Value*
Brown	0	0	0	0	0
Varga	17,769	0	0	42,381	3,190,787
Wood	3,227	0	0	11,281	847,619
Bareuther	5,382	0	0	18,106	1,361,271
Crutcher	4,348	0	0	14,734	1,107,680

*	Based on $75.46 and $74.50 per share, the closing prices of our Class A and B Common Stock, respectively, on April 28, 2006 (the last trading day before the end of fiscal 2006). (Prior grants were of both Class A and Class B stock; 2006 awards are of Class A stock.)
SAR Grants under the Omnibus Compensation Plan in Fiscal 2006.
The Omnibus Compensation Plan also provides the ability to deliver long term incentives in the form of stock-settled stock appreciation rights (SARs).
We grant SARs with an exercise price of the fair market value of the underlying stock on the date of grant. Generally, SARs become exercisable three years after grant and must be exercised within ten years of grant. This year, we granted stock-settled SARs for approximately 475,000 shares of our stock for long term bonus awards to management participants. The table below summarizes the grants to the Named Executive Officers in fiscal 2006.

	Number of
	shares of Class B	Percent of total
	Common Stock	SARs granted to
	underlying SARs	employees in	Per share		Present Value as
Name	granted	fiscal year	exercise price	Expiration date	of grant date*
Brown	0	0%	59.18	April 30, 2015	0
Varga	0	0%	59.18	April 30, 2015	0
Wood	8,581	2%	59.18	April 30, 2015	110,000
Bareuther	9,541	2%	59.18	April 30, 2015	122,304
Crutcher	0	0%	59.18	April 30, 2015	0

*	We used a modified Black-Scholes pricing model to determine present value. We assumed a risk-free interest rate of 4.3%, a term of ten years, stock price volatility of 18%, a yield of 1.7%, and reductions of approximately 12% to reflect the probability of forfeiture due to termination prior to vesting, or the probability of a shortened term due to termination of employment after vesting.
Aggregated Value of All Outstanding Options/SARs Granted From May 1, 1996 Through Fiscal 2006.
The following table summarizes all option/SAR grants that have been made to the Named Executive Officers through and including fiscal 2006 and all option/SAR exercises in fiscal 2006 by the Named Executive Officers.

	Number of
	shares	Value			Value of unexercised
	acquired in	realized in	Number of shares underlying		options/SARs at
	fiscal 2006 by	fiscal 2006 by	unexercised options/SARs		end of fiscal year*
	option/SAR	option/SAR	Exercisable		Exercisable
Name	exercise	exercise	May 1, 2006	Unexercisable	May 1, 2006	Unexercisable
Brown	54,306	2,986,167	405,928	63,381	17,177,156	1,769,598
Varga	818	50,622	53,616	0	2,242,480	0
Wood	0	0	71,186	22,666	2,866,389	524,714
Bareuther	5,060	262,371	79,462	20,584	3,446,220	454,489
Crutcher	13,706	537,225	27,852	0	1,220,834	0

*	This value is the total difference between the outstanding options/SARs’ exercise price and $74.50, the closing price of our Class B Common Stock on April 28, 2006.

RETIREMENT PLAN DESCRIPTIONS
This section describes the retirement and savings plans for our executives.
Retirement Plans: We maintain both tax-qualified retirement plans and nonqualified supplemental excess retirement plans. Most salaried employees participate in the Salaried Employees Retirement Plan. This plan provides monthly retirement benefits based on age at retirement, years of service and the average of the five highest consecutive years’ compensation during the final ten years of employment. These retirement benefits are not offset by Social Security benefits and are normally payable at age 65. A participant’s interest vests after five years of service. The following table shows the estimated annual benefits (straight life annuity) payable upon retirement at age 65 to participants at specified levels of compensation and years of service:

Average Annual Highest 5
Consecutive Years’
Compensation During	Years of Service Classification
Final 10 Years	10 Years	20 Years	30 Years
$ 400,000	$67,694	$135,387	$203,081
$ 800,000	$137,694	$275,387	$413,081
$1,200,000	$207,694	$415,387	$623,081
$1,600,000	$277,694	$555,387	$833,081
$2,000,000	$347,694	$695,387	$1,043,081
$2,400,000	$417,694	$835,387	$1,253,081
$2,800,000	$487,694	$975,387	$1,463,081
$3,200,000	$557,694	$1,115,387	$1,673,081
For example, an executive retiring at age 65 with 10 years of service whose average annual compensation for the five highest of the executive’s ten years of service was $400,000 would receive an estimated $67,694 annually for the remainder of the executive’s life.
Federal tax law limits the benefits we might otherwise pay to key employees under “qualified” plans such as the Salaried Employees Retirement Plan. Therefore, for certain key employees, we maintain a nonqualified Supplemental Excess Retirement Plan (SERP). The SERP provides retirement benefits to make up the difference between a participant’s accrued benefit calculated under the Salaried Employees Retirement Plan and the ceiling imposed by federal tax law. The SERP also provides accelerated vesting of a portion of retirement benefits for certain key employees who join us in mid-career.
For the Named Executive Officers, covered compensation for fiscal 2006 for these plans and service credited as of April 30, 2006, were as follows: Owsley Brown II, $2,709,600 and 30 years; Paul C. Varga, $1,601,000 and 19 years; Phoebe A. Wood, $1,007,942 and 5 years; James L. Bareuther, $941,917 and 11 years; and Michael B. Crutcher, $927,825 and 17 years.
Savings Plan: Subject to a maximum the IRS sets annually ($15,000 for calendar 2006), most participants in our Savings Plan may contribute between 1% and 50% of their compensation to their Savings Plan accounts. Our match of participants’ contributions is currently 5% (on the first 5% of the employee’s contribution), and vests fully after four years of service.

DIRECTOR COMPENSATION
This section describes how we compensate our Directors.
Directors who are not employees are paid an annual retainer of $30,000, payable in six installments over the year. A director may elect to receive the retainer, or part of it, in stock appreciation rights of equivalent value in lieu of cash. Under the 2004 Omnibus Compensation Plan, each non-employee director also receives $35,000 worth of stock-settled stock appreciation rights. All stock appreciation rights are based upon Class B Common Stock.
In addition to the retainer, non-employee directors receive a meeting fee of $4,000 per Board meeting attended in person (or $2,000 if attended by conference telephone call). A committee member receives $4,000 per committee meeting attended in person (or $2,000 if attended by conference telephone call). A committee chairman receives an additional fee of $4,000 for chairing the committee meeting ($2,000 if attendance is by conference telephone call).
On behalf of the Audit Committee, its Chairman conducts a quarterly review of the Company’s financial statements with the independent auditor. For each review, he receives a $3,000 fee.
We reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors, and provide an additional travel allowance of $3,000 to directors who must travel to Board meetings from outside the United States.
We do not pay our three employee directors (Messrs. Geo. Garvin Brown IV, Owsley Brown II and Paul C. Varga) any compensation in addition to their employee compensation for serving on our Board, any of its committees, or on the boards or equivalent bodies of any of our subsidiaries.

FIVE-YEAR PERFORMANCE GRAPH
This chart shows how Brown-Forman Class B Common Stock has performed against three stock indexes over the last five years.
This graph compares the cumulative total stockholder return on our Class B Common Stock against three indexes which include that stock: the Standard & Poor’s 500 Stock Index, the Dow Jones Consumer Non-Cyclical Index (110 companies) and the Dow Jones Food and Beverage Makers Index (38 companies). We included the Dow Jones Consumer Non-Cyclical Index as a diversified index, even though portions of our business are cyclical. The Dow Jones Food and Beverage Index provides you with the opportunity to compare our performance against the performance of other producers of consumer branded products (e.g., Campbell Soup, Hershey Foods, PepsiCo). Overall, we believe it is best to compare the cumulative total stockholder return on our Class B Common Stock not to a single index, but rather to trends shown by a review of several indexes.
These numbers assume that $100 was invested in our Class B Common Stock and in a hypothetical stock fund consisting of all the shares in the comparative index on April 30, 2001 It also assumes that, for such investments, all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter. The cumulative returns shown on the graph represent the value that these investments would have had on April 30 in the years since 2001.

	2001	2002	2003	2004	2005	2006
Brown-Forman Corporation	$100	$132.04	$131.22	$163.65	$197.42	$269.31

S&P 500	$100	$87.37	$75.75	$93.08	$98.97	$114.23

Dow Jones US Consumer, Goods	$100	$116.63	$97.58	$130.42	$134.47	$145.53

Dow Jones US Food & Beverage	$100	$123.24	$104.38	$132.10	$130.44	$135.79

OTHER INFORMATION
This section sets out other information you should know before you cast your vote.
Transactions with Management.
Directors Owsley Brown II and Paul C. Varga are employees and officers of Brown-Forman, and are compensated as detailed in this Proxy Statement. Director Geo. Garvin Brown IV is a Vice President of Brown-Forman Beverages, Europe, Ltd. and is brand director for Jack Daniel’s for Europe, Africa and Eurasia. During fiscal 2006, Mr. Brown received a base salary of $133,625 and performance bonuses of $81,833. The Company paid Mr. Brown a net amount of $300,686 during fiscal 2006 for certain costs associated with living abroad, including housing costs and a cost of living allowance. His total compensation, including $41,674 in Company-paid group benefits and perquisites, was $557,818. During fiscal 2006, Mr. Brown also received stock appreciation rights (SARs) with respect to 515 shares of the Company’s Class B Common Stock, with an exercise price of $59.18. The SARs expire April 30, 2015. Mr. Brown’s compensation is consistent with that of our similarly situated employees.
With the exception of the compensation and reimbursement they receive as directors (disclosed on page 33), none of our other directors receives any compensation from Brown-Forman or engages in any financial transactions with us, except as follows:
Laura Lee Lyons Brown, who is not a director, is the sister of Directors Dace Brown Stubbs and Geo. Garvin Brown III. Ms. Brown owns a parking garage in downtown Louisville, next to Company offices at West Main Street. We lease, at market rates, a number of parking positions in this garage, and pay additional amounts for validations of parking for customers and visitors. In fiscal 2006 the total expense under this arrangement was $187,634. In addition, Ms. Brown is an investor in the 21c Museum Hotel. We rented hotel rooms and provided meals and entertainment at 21c, at market rates, to various corporate guests. The amount paid to 21c for these expenses in fiscal 2006 was $230,311. It should be emphasized that none of our directors has any investment in the parking garage or 21c Museum Hotel.
As a family controlled company, Brown-Forman employs individuals who are related to our directors, executive officers and major shareholders. Currently we employ eight individuals (including Directors Geo. Garvin Brown IV, Owsley Brown II and Paul C. Varga) who are either beneficial owners of more than 5% of our Class A Common stock, or family members of directors, executive officers, or beneficial owners of more than 5% of our Class A Common Stock. The aggregate compensation paid by the Company to each of these employees exceeds $60,000. We compensate these individuals in a manner consistent with our policies that apply to all employees. We employ no immediate family member of an independent director.
Appointment of Independent Accountants.
Our Audit Committee has appointed PricewaterhouseCoopers LLP as the independent certified public accountants to audit our consolidated financial statements for the fiscal year ending April 30, 2007.

Through its predecessor, Coopers & Lybrand L.L.P., PricewaterhouseCoopers LLP has served us in this capacity continuously since 1933. We know of no direct or material indirect financial interest that PricewaterhouseCoopers LLP has in us or any of our subsidiaries, or of any connection with us or any of our subsidiaries by PricewaterhouseCoopers LLP in the capacity of promoter, underwriter, voting trustee, director, officer or employee.
A PricewaterhouseCoopers LLP representative will attend the annual meeting, will be given the opportunity to make a statement should he or she so desire, and will be available to respond to appropriate questions.
Other Proposed Action.
As of June 30, 2006, we know of no business to come before the meeting other than the election of directors. If any other business should properly be presented to the meeting, however, the proxies will be voted in accordance with the judgment of the persons holding them.
Stockholder Proposals for 2007 Annual Meeting.
Under SEC rules, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2007 Annual Meeting, the proposal must be received by us at our principal executive offices at 850 Dixie Highway, Louisville, Kentucky 40210 not later than March 3, 2007. The proposal should be sent to the attention of our Corporate Secretary. Stockholder proposals received after May 16, 2007 will be considered untimely, and the proxies solicited by us for next year’s annual meeting will confer discretionary authority to vote on any such matters without a description of them in the proxy statement for that annual meeting.

By Order of the Board of Directors Michael B. Crutcher Secretary Louisville, Kentucky June 30, 2006

P R O X Y	BROWN-FORMAN CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors.

For Use by Holders of Shares of Class A Common Stock
Annual Stockholders Meeting, July 27, 2006

     THE UNDERSIGNED hereby appoint(s) Owsley Brown II, Michael B. Crutcher, and Paul C. Varga, and each of them attorneys and proxies, with power of substitution, to vote all of the shares of Class A Common Stock of Brown-Forman Corporation standing of record in the name of the undersigned at the close of business on June 19, 2006, at the Annual Meeting of Stockholders of the Corporation, to be held on July 27, 2006, and at all adjourned sessions thereof, in accordance with the Notice and the Proxy Statement received, for the election of directors of the Corporation and upon such other matters as may properly come before the meeting.

	1.	ELECTION OF DIRECTORS, NOMINEES:	(change of address)
Patrick Bousquet-Chavanne; Barry D. Bramley; Geo. Garvin Brown IV; Martin S. Brown, Jr.; Owsley Brown II; Donald G. Calder; Sandra A. Frazier; Richard P. Mayer; Stephen E. O’Neil; Matthew R. Simmons; William M. Street; Dace Brown Stubbs; Paul C. Varga

(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.
SEE REVERSE SIDE

X	Please mark
	your votes as in this example.	0000

This proxy, when properly executed and returned, will be voted in the manner directed below by the undersigned stockholder(s).
If no direction is given, this proxy will be voted FOR the election of the directors named.

		FOR*	WITHHELD
1.	Election of Directors			2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.	Change of Address on Reverse Side
(see reverse)

*For all nominee(s), except vote withheld from the following:

For votes to be counted,
card must be signd.

SIGNATURE(S)	DATE:	,	2006

NOTE: Please mark, sign, date and return the proxy card promptly using the enclosed envelope. This proxy must be signed exactly as the name or names appear above. If you are signing as a trustee, executor, etc., please so indicate.